Exhibit 23.2

SEALE AND BEERS, CPAs

PCAOB & CPAB REGISTERED AUDITORS

www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on the S-1 of Regen Biopharma, Inc., of our report dated September 19, 2013 on our audit of the financial statements of Regen Biopharma, Inc. as of September 30, 2012 and the related statements of operations, stockholders’ equity and cash flow for the inception period ended September 30, 2012, and the reference to us under the caption “Experts”.

/s/Seale and Beers, CPAs

Seale and Beers, CPAs

Las Vegas, Nevada

September 19, 2013